Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Nexia Holdings, Inc. and Subsidiaries on Form SB-2/A of our audit report, dated March 21, 2007, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ De Joya Griffith & Company LLC
De Joya Griffith & Company LLC
Henderson, NV
June 26, 2007